Exhibit 99.2

Coach, Inc. to Acquire Kate Spade & Company

Key Messages:

We are at an exciting and pivotal moment in our multi-brand journey.
•	We recently announced that we have entered into an agreement to acquire Kate Spade & Company, including Kate Spade New York, welcoming the third brand to our portfolio.
•	We’ve been open about our vision to transform Coach, Inc. by growing through acquisitions into a portfolio of strong, desirable brands.
•	Our acquisition of Kate Spade is the next step in executing on that vision and it establishes us as the first New York-based house of modern luxury lifestyle brands defined by:
•	First, a consumer-led view of luxury that is based on inclusiveness and approachability, not exclusivity or country of origin
•	Second, authentic, distinctive product that offers superior quality and value
•	And, last, a focus on innovation in design, materials, and brand experiences across channels and geographies

As a public company, we expect this acquisition will enhance our position in the attractive and growing $80 billion global premium handbag and accessories, footwear and outerwear market.
•	We believe there is a long runway for Kate Spade to grow as part of the Coach, Inc. portfolio.
•	Thanks to the investments we are making in leadership, IT, and our organizational infrastructure, we’re preparing to become a true multi-brand company.
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Kate Spade is present in 29 markets, with its two largest markets being North America and Japan. We believe our extensive global footprint and market knowledge will enable Kate Spade to capitalize on its largely untapped global growth potential, and grow its footprint, particularly in Asia and Europe.

Kate Spade brings a new unique brand attitude to the Coach, Inc. portfolio.
•	From a brand perspective, Kate Spade has a clear, differentiated position in the market with an emotional brand promise and a broad range of product categories.
•	The Kate Spade customer is quick, curious, playful and strong, and this crisp brand positioning resonates with consumers globally – especially millennial consumers.
•	Kate Spade is a strong brand and is among the top three brands in unaided brand awareness in the U.S. broad premium market; plus they are a leader in social engagement.
•	As we’ve long said, being a multi-brand, consumer-focused company means we must maintain the distinct personality of each of our brands.
•	You can expect that teams dedicated to the brand will run independently for all of our brands, while we will share many business operations functions across the portfolio.

The deal announcement is just the first step in a multi-month process to bring our companies together.
•	We are incredibly excited to add Kate Spade’s unique and differentiated lifestyle brand, as well as its talented team members, to the Coach, Inc. portfolio when the deal closes in the next few months.
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We believe that there are many common values across Kate Spade, Stuart Weitzman and Coach. We are all inclusive and optimistic, have a passion for innovative product, and share a strong belief in winning through hard work and collaboration.

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This deal will feel a little different than our acquisition of Stuart Weitzman because it is between two public companies, which requires public disclosure of certain communications. We’ll continue to communicate as we have new information.

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For example, at the end of this toolkit you will see a statement about the formal “tender offer” process; this is just one of the steps that has to be completed before we can close the transaction and this must be disclosed on our communications.

Frequently Asked Questions

1.	How big is Kate Spade & Company? What do we need to know about the company?
•	Kate Spade & Company is ~ $1.4 billion dollar brand with about 3,900 employees.
•	Present in 29 markets globally, its largest businesses are in North America and Japan and they have very strong and healthy top tier department store distribution.
•	Kate Spade has a robust millennial consumer following and is a leader in social engagement.
•	Plus, they are among the top three brands in unaided brand awareness in the U.S. broad premium market.

2.	Can you tell me a little about the deal and how it impacts our financial position as a company?
•	This is considered an “all-cash deal” and we are taking advantage of our strong balance sheet for the acquisition.
•	Under the terms of this transaction, Kate Spade & Company shareholders will receive $18.50 in cash for each Kate Spade & Company share.
•	We have secured $2.1 billion of committed financing for this transaction and, even after the transaction, we will have a very strong cash position.
•	This transition will help us grow in new ways and we are very comfortable with our integration plan and overall leverage position, and expect to reduce borrowing over the very near term.
•	This transaction does not impact our ability to pursue other growth opportunities, including the Stuart Weitzman expansion, the buyback of our shoe licenses, etc.
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We believe an all-cash acquisition enables us to deliver to shareholders an accretive (or incremental growth) transaction while maintaining moderate leverage and significant financial flexibility for the business.

3.	Kate Spade & Company reported its first negative comps ever in their recent earnings, are we buying a turn-around brand?
•	We believe, and our brand tracking work indicates, that the Kate Spade brand is healthy and unique in the minds of consumers.
•	We also believe that Kate Spade can benefit from our expertise across multiple functions.
•	Our goal is to protect and ensure the long-term viability of this brand.
•	Our strategy for Kate Spade will be very similar to the one we have implemented at Coach.
•	We are seeing the benefits of this strategy at Coach today and are confident that a similar approach for Kate Spade will ensure the long-term health of the brand.

4.	There are rumors about multiple brands that are “for sale.” Why did we pick Kate Spade & Company?
•	We have always said that we are looking for brands in the premium handbag and accessories, footwear, and outerwear market.
•	Kate Spade is a great brand in this space that offers a differentiated brand attitude.
•	We can leverage our strengths to help the Kate Spade team grow and lower costs while maintaining the unique brand identity.

5.	What makes Kate Spade a good fit with Coach, Inc.?
•	Kate Spade will be a great addition to our brand portfolio for many reasons.
•	With this deal we are proud to establish Coach, Inc. – along with Coach, Stuart Weitzman and Kate Spade – as the first New York-based house of modern luxury lifestyle brands.
•	As a public company, we expect this acquisition will create shareholder value through increased profitability, enhanced scale over the next few years, and cost savings of $50 million.
•	This acquisition will enhance our position in the attractive and growing $80 billion global premium handbag and accessories, footwear, and outerwear market.
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Finally, we believe that there are many common cultural values across Kate Spade, Stuart Weitzman and Coach. For example, we are all inclusive and optimistic, have a passion for innovative product, and share a strong belief in winning through hard work and collaboration.

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We are incredibly excited to add Kate Spade & Company’s unique and differentiated lifestyle brands, as well as its talented team members, to the Coach, Inc. family when the deal closes in the few months.

6.	We have a Kate Spade store next to our Coach store. How does this deal change our relationship?
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From our brand tracking metrics we know that there is very little customer crossover between the two brands so in almost all cases customers will choose Kate Spade or Coach based on the brand attitude that best speaks to them. Through design, merchandising and store experiences we will continue to speak and engage our customers independently.

•	Behind the scenes, being part of the larger Coach, Inc. portfolio will bring business efficiencies and benefits to all employees.

7.	Will Kate Spade & Company share Coach, Inc. offices in NYC or globally?
•	We will evaluate office space on a case-by-case basis and right now, it is really too soon to know.
•	It’s important to note that until the transaction is completed, Coach, Inc. and Kate Spade & Company will continue to operate as separate companies.

8.	Will movement between the brands be considered or encouraged for career development and growth?
•	Absolutely! We are excited about the career growth and opportunities a global, multi-brand company can offer – be it across brands, geographies, or even functions.
•	We will need to work out the specifics as we begin the integration, but we believe there will be many exciting career opportunities as Coach, Kate Spade, and Stuart Weitzman grow and evolve together.

9.	Coach, Inc. bought Stuart Weitzman and now Kate Spade & Company. Is Coach, Inc. buying any other companies soon?
•	We’ve been very open about growing through acquisitions and we will continue to thoughtfully evaluate strategic acquisition opportunities.
•	Of course we will communicate any additional information if, and when, there is news to share.
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Right now we are focused on completing the acquisition of Kate Spade & Company, successfully integrating the brand and onboarding the team to Coach, Inc. to deliver long-term value to our shareholders.

10.	Kate Spade & Company offers year-round “Summer” Fridays. Will everyone at Coach, Inc. share that benefit?
•	It’s still very early in the process and decisions about Summer Fridays, holidays, and other employee benefits have not yet been made.
•	We will share additional updates as we have them.

11.	How does this transaction benefit Coach, Inc. employees?
•	We’ve been very open about our vision to grow through acquisitions and build a portfolio of strong brands that consumers love.
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Our acquisition of Kate Spade & Company is the next step in executing on that vision. This deal is expected to create new career opportunities, grow our business and strengthen the overall Coach, Inc. business.

•	A strong Coach, Inc. is a key benefit for all our employees.

12.	Will there be any job reductions as a result of this acquisition at either company? Will Coach, Inc. close any Kate Spade & Company or Coach offices or facilities as a result of the acquisition?
•	Synergies and cost reductions are an expected outcome of this acquisition.
•	We anticipate there will be some changes, but it is still very early in the process and decisions about jobs, offices and facilities have not yet been made.
•	Over the coming months, we will launch an integration team focused on bringing our two great companies together and setting all our brands and Coach, Inc. up for long-term growth.
•	We will share additional updates as we have them.

13.	Will this deal affect our day-to-day operations/responsibilities as Coach, Inc. employees?
•	At this time, there won’t be any changes in day-to-day responsibilities as a result of this announcement in either company.
•	It’s important to note that until the transaction is completed, Coach, Inc. and Kate Spade & Company will continue to operate as separate companies.
•	For us, it is business as usual as we all stay focused on executing on our FY17 goals and plans and delivering incredible customer experiences.

14.	How fast will we integrate? Will this be similar to the Stuart Weitzman integration?
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We learned a lot from our integration of Stuart Weitzman and this is a much larger project so we will be putting in place an integration team with members from both Kate Spade & Company and Coach, Inc. to make sure we are successful.

•	It’s still very early in the process and we will have a better sense of integration timing as we get closer to completing the transaction.

15.	Will the leaders of Kate Spade & Company be on the Coach, Inc. Operating Group?
•	With this news, and Josh Schulman’s appointment as CEO and President for Coach Brand, we are reviewing and updating our key meeting and operational structure for our long-term success.
•	We will share more information as details are available.

16.	How will our current consumers be affected?
•	We don’t believe this deal will have any impact on consumers. Each of our brands will continue to engage with consumers in their distinct way.

17.	What should I tell our partners/vendors?
•	We have developed specific tools to communicate with our partners and vendors.
•	If you have a need to communicate to a specific group, please coordinate with Andre Cohen or Ian Bickley for distributor partners, and Peter Charles or Scott Easterwood for vendor communications.
•	At a high level, you can tell our partners/vendors that their relationship with Coach, Inc. is not expected to change at this time.
•	It’s important to note that until the transaction is completed, Coach, Inc. and Kate Spade & Company will continue to operate as separate companies.

18.	I’ve read a lot about this change in the news. What should I tell people outside the company who ask me about it? Can I share anything on social media?
•	If a member of the media contacts you, please do not engage with him/her but instead direct the reporter to Andrea Resnick, Global Head of Investor Relations and Corporate Communications.
•	This is an exciting announcement and we imagine you will want to tell your network about this news.
•	Please remember – especially in social media – that only publicly approved information can be shared, things like press releases.
•	We encourage you to follow Coach on LinkedIn and share the news that we publish – this material is always approved for further distribution.

19.	Kate Spade has a foundation focused on helping women achieve economic independence. Will that become part of the Coach Foundation?
•	It is too early to comment on such matters.
•	What I can say is that Coach has long admired the work that the Kate Spade Foundation has done and we will continue both companies’ longstanding commitments to philanthropy.

20.	Will Coach, Inc. employees get a Kate Spade & Company discount? Will Kate Spade & Company get a Coach, Inc. discount?
•	It is always our intent to share shopping benefits across brands.
•	Specifics and timing will be part of the integration team’s work and we will share details as they are developed.
•	For now, Kate Spade & Company employees cannot have a discount on Coach or Stuart Weitzman, and Coach, Inc. employees cannot have a discount on Kate Spade.

21.	When will we hear more? Who can I go to with questions?
•	We will share additional updates as we have them.
•	If you have additional questions, please reach out to your team leader, who will seek answers to any questions.

22.	Who is leading the integration team?
•	We are eager to begin working to integrate our two companies and will tell you more as we get closer to completing the transaction.

23.	If I know people who work for Kate Spade & Company, can I talk with them about the transaction? What am I allowed to talk about?
•	If a member of the media contacts you, please do not engage with him/her but instead direct the reporter to Andrea Resnick, Global Head of Investor Relations and Corporate Communications.
•	When it comes to the transaction, you can feel comfortable sharing anything in the Press Release or Victor’s employee note.
•	If you do talk with Kate Spade & Company employees, it is ok to talk about what it’s like to work at Coach, Inc. and your employee experience.

24.	How are we going to manage this acquisition and integration while we’re in the middle of the FMS, HRIS & POS implementations?
•	FMS, HRIS and POS are critical projects for our multi-brand future organization.
•	We’ve communicated externally and internally that full integration and synergies are system dependent.
•	We are currently on track to deliver these projects on schedule.

Additional Information and Where You Can Find It

The tender offer referred to in this letter has not yet commenced. This letter is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell, securities, nor is it a substitute for the tender offer materials that will be filed with the U.S. Securities and Exchange Commission (“SEC”). The solicitation and offer to buy the issued and outstanding shares of Kate Spade common stock will only be made pursuant to an offer to purchase and related tender offer materials described more fully below. At the time the tender offer is commenced, a subsidiary of Coach, Inc. will file a tender offer statement with the SEC on Schedule TO containing an offer to purchase, form of letter of transmittal and related materials, and Kate Spade will file with the SEC a tender offer solicitation/recommendation statement on Schedule 14D-9 with respect to the tender offer. INVESTORS AND STOCKHOLDERS ARE URGED TO READ THE TENDER OFFER STATEMENT AND RELATED MATERIALS (INCLUDING THE OFFER TO PURCHASE, RELATED LETTER OF TRANSMITTAL AND OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT CAREFULLY (WHEN THEY BECOME AVAILABLE) AND IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TENDER OFFER THAT SHOULD BE READ PRIOR TO MAKING A DECISION TO TENDER SHARES. These materials will be sent free of charge to all Kate Spade stockholders.  In addition, all of those materials (and all other tender offer documents filed or furnished by Kate Spade, Coach, Inc.  (or its subsidiaries) with the SEC) will be available at no charge from the SEC through its website at www.sec.gov.  The Schedule TO (including the offer to purchase and related materials) and the Schedule 14D-9 (including the solicitation/recommendation statement), once filed, may also be obtained for free by contacting the Information Agent for the tender offer which will be named in the Schedule TO.  Neither the Coach, Inc.  nor the Kate Spade website is incorporated into this letter.

In addition to the offer to purchase, the related letter of transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, Coach, Inc. and Kate Spade file annual, quarterly and current reports and other information with the SEC. You may read and copy any reports or other information filed by Coach, Inc. or Kate Spade at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Coach, Inc.’s and Kate Spade’s letters with the SEC are also available to the public from commercial document-retrieval services and at the SEC’s website at www.sec.gov.

Neither the Hong Kong Depositary Receipts nor the Hong Kong Depositary Shares evidenced thereby have been or will be registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold in the United States or to, or for the account of, a U.S. Person (within the meaning of Regulation S under the Securities Act), absent registration or an applicable exemption from the registration requirements. Hedging transactions involving these securities may not be conducted unless in compliance with the Securities Act.

Cautionary Statement Regarding Forward-Looking Statements

This letter may contain “forward-looking statements” within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In this context, forward-looking statements often address expected future business and financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” “will,” “would,” “target,” similar expressions, and variations or negatives of these words. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, such as statements about the consummation of the proposed transaction and the anticipated benefits thereof. Such statements involve risks, uncertainties and assumptions. If such risks or uncertainties materialize or such assumptions prove incorrect, the results of Coach and its consolidated subsidiaries could differ materially from those expressed or implied by such forward-looking statements and assumptions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including any statements regarding the expected benefits and costs of the tender offer, the merger and the other transactions contemplated by the merger agreement; the expected timing of the completion of the tender offer and the merger; the ability of Coach, its subsidiary and Kate Spade to complete the tender offer and the merger considering the various conditions to the tender offer and the merger, some of which are outside the parties’ control, including those conditions related to regulatory approvals; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. Risks, uncertainties and assumptions include the possibility that expected benefits may not materialize as expected; that the tender offer and the merger may not be timely completed, if at all; that, prior to the completion of the transaction, Kate Spade’s business may not perform as expected due to transaction-related uncertainty or other factors; that the parties are unable to successfully implement integration strategies; and other risks that are described in Coach’s latest Annual Report on Form 10-K and its other filings with the SEC. Coach assumes no obligation and does not intend to update these forward-looking statements.